Exhibit 99.1

Actuant Reports Third Quarter Results; Provides Initial 2013 Outlook

MILWAUKEE--(BUSINESS WIRE)--June 20, 2012--Actuant Corporation (NYSE: ATU) today announced results for its third quarter ended May 31, 2012.

Highlights

  Diluted earnings per share (“EPS”) increased 18% year-over-year to $0.60 (continuing operations, excluding debt refinancing costs - see attached reconciliation of earnings.)
  Core sales growth of 4% (total sales less the impact of acquisitions, divestitures and foreign currency rate changes) led by the Energy segment with 23% core growth.
  Year-over-year operating profit margin expansion of 100 basis points.
  Cash flow from operations of $77 million.
  Completed the acquisition of Turotest, establishing an attractive position in the Brazil agriculture and off-highway markets.
  Introduced full year fiscal 2013 outlook with sales and EPS expected to be $1.665-$1.700 billion and $2.15-$2.30, respectively.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “We are pleased with the results for the third quarter. As expected, our growth rates moderated from the strong pace of the past nine quarters. We delivered financial metrics at the high end of our guidance range even with the impact of foreign currency headwinds. Solid results in the U.S. and in our later cycle businesses such as Energy more than offset some end market softness in Europe and China, highlighting the benefit of our diversity. We continue to execute on our strategic growth and operations initiatives and our capital structure has never been in better shape. This gives us confidence in our ability to drive continued strong performance. I want to thank our employees across the globe for their help in delivering another solid quarter.”

Consolidated Results

Consolidated sales for the third quarter were $429 million, 9% higher than the comparable prior year quarter. Core sales increased 4% with acquisitions contributing 8% partially offset by a negative 3% impact of the weaker Euro. Earnings and EPS from continuing operations were $34.4 million and $0.45, respectively, compared to $38.4 million and $0.51 in the comparable prior year quarter. Results for the third quarter of fiscal 2012 include pre-tax debt refinancing costs of $16.8 million, or $0.15 per diluted share after tax. Excluding these costs, fiscal 2012 third quarter EPS from continuing operations of $0.60 was 18% higher than the $0.51 in the prior year quarter. (See attached reconciliation of earnings.)

Sales for the nine months ended May 31, 2012 were $1.20 billion, 15% higher than the $1.04 billion in the comparable prior year period. Excluding the 10% impact from acquisitions and negative 1% impact of the weaker Euro, year-to-date core sales increased 6%. Earnings and EPS from continuing operations for the nine months ended May 31, 2012 were $103.8 million and $1.39, respectively, compared to $87.2 million and $1.17 in the comparable prior year period. Fiscal 2012 year-to-date results include pre-tax debt refinancing costs of $16.8 million, or $0.15 per diluted share after tax. Excluding these costs, fiscal 2012 year-to-date EPS from continuing operations of $1.54 was 32% higher than the $1.17 in the prior year. (See attached reconciliation of earnings.)

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2012	2011	2012	2011
Sales	$110.1	$107.8	$308.7	$284.1
Operating Profit	$30.7	$29.5	$85.3	$69.9
Operating Profit %	27.9%	27.4%	27.6%	24.6%

Third quarter fiscal 2012 Industrial segment sales were $110 million, 2% higher than the prior year. Excluding the 3% negative impact of foreign currency rate changes, core sales increased 5% over the prior year’s strong third quarter. The growth was driven by generally strong industrial demand across our served end markets and geographies. The segment continues to benefit from its focus on Growth + Innovation (“G+I”) initiatives including new product introductions, vertical market strategies and emerging market penetration, as well as robust activity within Integrated Solutions. Year-over-year operating profit margins in the third quarter improved 50 basis points due primarily to the higher volumes, partially offset by incremental G+I investments and mix.

Energy Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2012	2011	2012	2011
Sales	$96.4	$78.0	$255.8	$210.3
Operating Profit	$18.5	$13.5	$43.4	$32.2
Operating Profit %	19.2%	17.4%	17.0%	15.3%

Fiscal 2012 third quarter year-over-year Energy segment sales increased 24% to $96 million. Excluding the 4% impact from acquisitions and negative 3% impact from foreign currency rate changes, core sales increased 23% reflecting continued higher activity levels across the segment’s diverse end markets. Maintenance spending in oil & gas, refinery, petrochemical and power generation markets, along with higher capital project activity in offshore energy, were the primary drivers. Quoting activity remains healthy and the breadth of geographies served continue to support a strong outlook. Third quarter operating profit margin improved 180 basis points from the prior year due to higher volumes partially offset by increased G+I spending.

Electrical Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2012	2011	2012	2011
Sales	$85.9	$80.3	$245.9	$205.9
Operating Profit	$8.8	$5.5	$19.6	$14.2
Operating Profit %	10.3%	6.8%	8.0%	6.9%

Electrical segment fiscal 2012 third quarter sales were $86 million, 7% higher than the comparable prior year quarter. Core sales increased 10%, while the impact of the weaker Euro was a 3% headwind. The strong core sales growth was broad based and reflected higher volumes in the solar, utility, industrial, retail and marine aftermarket channels. The marine OEM market, most notably in Europe, was modestly weaker than the prior year. Third quarter operating profit margin increased 350 basis points from the prior year due to the higher volumes and improved Mastervolt profitability.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2012	2011	2012	2011
Sales	$136.8	$126.7	$389.7	$341.6
Operating Profit	$18.5	$20.0	$50.7	$47.2
Operating Profit %	13.5%	15.8%	13.0%	13.8%

Third quarter fiscal 2012 Engineered Solutions segment sales increased 8% from the prior year to $137 million. Excluding the impact of the weaker Euro (-4%), and the Weasler & Turotest acquisitions (+23%), year-over-year core sales declined 11%, in line with expectations. Third quarter sales reflected lower OEM production levels for heavy-duty trucks in China and Europe as well as a decline in automotive sales. The segment benefited from increased demand in the North American heavy-duty truck, construction and agriculture markets. Third quarter operating profit margin declined 230 basis points from the segment’s record high in the prior year due to the lower core sales, partially offset by favorable acquisition mix.

Corporate

Corporate expenses for the third quarter of fiscal 2012 were $8.8 million, $1.7 million below the comparable prior year period as increased G+I spending at the corporate level was offset by lower incentive compensation and idle facility holding costs.

Financial Position

Net debt at May 31, 2012 was $319 million (total debt of $399 million less $80 million of cash), a reduction of approximately $148 million during the quarter. This decline was the result of robust quarterly cash flow and the conversion to common stock of $117 million of the Company’s 2% Convertible Bonds, which more than offset the deployment of approximately $11 million on acquisitions and $19 million in stock repurchases (buy-back of approximately 0.7 million shares of common stock). At May 31, 2012, the Company had a net debt to EBITDA leverage ratio of 1.1 times, and its entire $600 million revolver available.

Outlook

Commenting on Actuant’s outlook, Arzbaecher stated, “As we enter the fourth quarter, we are very pleased with the execution of our business model which is driving record sales, cash flow and EPS, while simultaneously investing for future growth. The moderating trends across our markets are in line with expectations, yet currency translation and European macroeconomic headwinds create uncertainty. Given these items, we expect to complete fiscal 2012 with full year sales of $1.60-1.61 billion and EPS in the $2.03-2.08 range. We project fiscal 2012 full year free cash flow to be in the $180-185 million range, representing a free cash flow to earnings conversion well above 100%.

As we look ahead to fiscal 2013, we expect to see more uneven end market demand, notably in Europe and China. Based on our current evaluation of broad economic indicators as well as Actuant’s business trends and specific growth drivers, we anticipate fiscal 2013 core sales growth of 3-5%. Assuming current foreign currency exchange rates and modest acquisition revenue carryover, we expect total sales of $1.665-1.700 billion. The benefit of volume, operational excellence initiatives, lower interest costs and completed share repurchases should drive our fiscal 2013 EPS expectation in the range of $2.15-2.30. We expect full year free cash flow in the $195-200 million range.

Consistent with past practice, all guidance excludes the impact of potential future acquisitions and share repurchases. Our acquisition pipeline is robust and with our strong cash flow and borrowing capacity, we are well positioned financially to fund both growth investments and opportunistic share buy-backs.

We are optimistic about Actuant’s future as we continue to invest in growth initiatives, pursue opportunities to strengthen our portfolio and improve our market position. We believe these activities will enable us to continue to create long-term shareholder value.”

Conference Call Information

An investor conference call is scheduled for 10am CDT today, June 20, 2012. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	May 31,	August 31,
	2012	2011

ASSETS
Current assets
Cash and cash equivalents	$80,149	$44,221
Accounts receivable, net	237,438	223,760
Inventories, net	206,389	223,235
Deferred income taxes	32,206	32,461
Other current assets	19,109	22,807
Total current assets	575,291	546,484

Property, plant and equipment, net	115,965	128,649
Goodwill	873,682	888,466
Other intangible assets, net	454,360	479,406
Other long-term assets	14,811	13,676

Total assets	$2,034,109	$2,056,681

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$167,632	$170,084
Accrued compensation and benefits	53,008	71,639
Short term borrowings and current maturities of debt	6,250	2,690
Income taxes payable	30,289	19,342
Other current liabilities	68,583	66,548
Total current liabilities	325,762	330,303

Long-term debt	392,500	522,727
Deferred income taxes	133,619	165,945
Pension and postretirement benefit accruals	18,171	18,864
Other long-term liabilities	86,772	99,829

Shareholders' equity
Capital stock	15,054	13,731
Additional paid-in capital	382	(154,231)
Treasury stock	(39,282)	-
Retained earnings	1,180,942	1,077,192
Accumulated other comprehensive loss	(79,811)	(17,679)
Stock held in trust	(2,661)	(2,137)
Deferred compensation liability	2,661	2,137
Total shareholders' equity	1,077,285	919,013

Total liabilities and shareholders' equity	$2,034,109	$2,056,681

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2012	2011	2012	2011

Net sales	$429,215	$392,777	$1,200,038	$1,041,887
Cost of products sold	263,095	238,739	740,018	640,969
Gross profit	166,120	154,038	460,020	400,918

Selling, administrative and engineering expenses	91,063	89,166	263,935	244,453
Amortization of intangible assets	7,393	6,871	21,684	19,846
Operating profit	67,664	58,001	174,401	136,619

Financing costs, net	7,236	7,850	23,279	23,640
Debt refinancing charges	16,830	-	16,830	-
Other expense, net	2,604	331	3,090	1,276
Earnings from continuing operations before income
tax expense	40,994	49,820	131,202	111,703

Income tax expense	6,593	11,460	27,452	24,540
Earnings from continuing operations	34,401	38,360	103,750	87,163
Loss from discontinued operations, net of income taxes	-	(2,002)	-	(16,986)
Net earnings	$34,401	$36,358	$103,750	$70,177

Earnings from continuing operations per share
Basic	$0.48	$0.56	$1.50	$1.28
Diluted	0.45	0.51	1.39	1.17

Earnings per share
Basic	$0.48	$0.53	$1.50	$1.03
Diluted	0.45	0.49	1.39	0.95

Weighted average common shares outstanding
Basic	71,083	68,354	69,184	68,208
Diluted	75,371	75,571	75,201	75,314

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2012	2011	2012	2011

Operating Activities
Net earnings	$34,401	$36,358	$103,750	$70,177
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	13,582	12,959	40,192	38,143
Net loss on disposal of businesses	-	2,002	-	15,744
Stock-based compensation expense	3,040	3,280	10,002	8,093
Provision (benefit) for deferred income taxes	117	(908)	(2,137)	(2,298)
Amortization of debt discount and debt issuance costs	495	495	1,492	2,409
Non-cash debt refinance charge	2,254	-	2,254	-
Other non-cash adjustments	208	28	(138)	(18)
Changes in components of working capital and other:
Accounts receivable	(4,585)	(18,726)	(21,692)	(27,752)
Inventories	10,231	(13,964)	9,171	(39,533)
Prepaid expenses and other assets	3,208	1,939	1,071	5,989
Trade accounts payable	10,907	24,704	2,779	18,400
Income taxes payable	(2,092)	1,634	(2,056)	6,904
Accrued compensation and benefits	5,332	10,065	(8,766)	646
Other accrued liabilities	215	14,936	(6,608)	(1,806)
Net cash provided by operating activities	77,313	74,802	129,314	95,098

Investing Activities
Proceeds from sale of property, plant and equipment	711	93	8,486	359
Proceeds from sale of businesses, net of transaction costs	-	-	-	3,463
Capital expenditures	(7,039)	(6,552)	(17,491)	(14,843)
Business acquisitions, net of cash acquired	(10,827)	(1,514)	(29,734)	(160,047)
Net cash used in investing activities	(17,155)	(7,973)	(38,739)	(171,068)

Financing Activities
Net borrowings (repayments) on revolving credit facilities and other debt	(58,000)	(41,155)	(58,167)	14
Issuance of term loan	-	-	-	100,000
Principal repayments on term loan	(1,250)	-	(1,250)	-
Repurchases of 2% Convertible Notes	(102)	-	(102)	(34)
Proceeds on 5.625% Senior Note issuance	300,000	-	300,000	-
Redemption of 6.875% Senior Notes	(250,000)	-	(250,000)	-
Debt issuance costs	(5,340)	-	(5,340)	(5,197)
Purchase of treasury shares	(18,872)	-	(39,282)	-
Stock option exercises and related tax benefits	885	472	6,392	7,285
Cash dividend	-	-	(2,748)	(2,716)
Net cash provided by (used in) financing activities	(32,679)	(40,683)	(50,497)	99,352

Effect of exchange rate changes on cash	(5,775)	1,753	(4,150)	4,695
Net increase in cash and cash equivalents	21,704	27,899	35,928	28,077
Cash and cash equivalents - beginning of period	58,445	40,400	44,221	40,222
Cash and cash equivalents - end of period	$80,149	$68,299	$80,149	$68,299

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2011					FISCAL 2012
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$87,392	$88,935	$107,759	$108,927	$393,013	$100,253	$98,342	$110,102		$308,697
ENERGY SEGMENT	70,743	61,587	78,002	82,728	293,060	80,421	78,937	96,399		255,757
ELECTRICAL SEGMENT	55,396	70,176	80,329	80,112	286,013	82,833	77,105	85,947		245,885
ENGINEERED SOLUTIONS SEGMENT	104,881	110,000	126,687	131,669	473,237	129,292	123,640	136,767		389,699
TOTAL	$318,412	$330,698	$392,777	$403,436	$1,445,323	$392,799	$378,024	$429,215		$1,200,038

% SALES GROWTH
INDUSTRIAL SEGMENT	34%	28%	35%	27%	31%	15%	11%	2%		9%
ENERGY SEGMENT	10%	14%	38%	35%	24%	14%	28%	24%		22%
ELECTRICAL SEGMENT	2%	28%	30%	28%	22%	50%	10%	7%		19%
ENGINEERED SOLUTIONS SEGMENT	18%	23%	13%	31%	21%	23%	12%	8%		14%
TOTAL	17%	24%	27%	30%	25%	23%	14%	9%		15%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$20,187	$20,149	$29,517	$28,562	$98,415	$27,933	$26,690	$30,681		$85,304
ENERGY SEGMENT	11,858	6,792	13,545	17,150	49,345	13,217	11,632	18,515		43,364
ELECTRICAL SEGMENT	3,760	4,945	5,462	6,516	20,683	4,977	5,801	8,814		19,592
ENGINEERED SOLUTIONS SEGMENT	13,802	13,425	19,977	16,408	63,612	18,999	13,281	18,467		50,747
CORPORATE / GENERAL	(8,035)	(8,265)	(10,500)	(11,685)	(38,485)	(7,845)	(7,948)	(8,813)		(24,606)
TOTAL	$41,572	$37,046	$58,001	$56,951	$193,570	$57,281	$49,456	$67,664		$174,401

OPERATING PROFIT %
INDUSTRIAL SEGMENT	23.1%	22.7%	27.4%	26.2%	25.0%	27.9%	27.1%	27.9%		27.6%
ENERGY SEGMENT	16.8%	11.0%	17.4%	20.7%	16.8%	16.4%	14.7%	19.2%		17.0%
ELECTRICAL SEGMENT	6.8%	7.0%	6.8%	8.1%	7.2%	6.0%	7.5%	10.3%		8.0%
ENGINEERED SOLUTIONS SEGMENT	13.2%	12.2%	15.8%	12.5%	13.4%	14.7%	10.7%	13.5%		13.0%
TOTAL (INCLUDING CORPORATE)	13.1%	11.2%	14.8%	14.1%	13.4%	14.6%	13.1%	15.8%		14.5%

EBITDA
INDUSTRIAL SEGMENT	$22,449	$22,245	$31,227	$30,680	$106,601	$29,220	$29,116	$32,070		$90,406
ENERGY SEGMENT	15,745	10,475	16,778	21,488	64,486	18,243	15,601	22,216		56,060
ELECTRICAL SEGMENT	5,067	8,075	8,208	9,390	30,740	7,705	8,697	11,444		27,846
ENGINEERED SOLUTIONS SEGMENT	17,184	16,346	23,878	20,046	77,454	22,213	16,762	21,418		60,393
CORPORATE / GENERAL	(7,161)	(7,709)	(9,462)	(10,769)	(35,101)	(7,217)	(7,479)	(8,506)		(23,202)
TOTAL	$53,284	$49,432	$70,629	$70,835	$244,180	$70,164	$62,697	$78,642		$211,503

EBITDA %
INDUSTRIAL SEGMENT	25.7%	25.0%	29.0%	28.2%	27.1%	29.1%	29.6%	29.1%		29.3%
ENERGY SEGMENT	22.3%	17.0%	21.5%	26.0%	22.0%	22.7%	19.8%	23.0%		21.9%
ELECTRICAL SEGMENT	9.1%	11.5%	10.2%	11.7%	10.7%	9.3%	11.3%	13.3%		11.3%
ENGINEERED SOLUTIONS SEGMENT	16.4%	14.9%	18.8%	15.2%	16.4%	17.2%	13.6%	15.7%		15.5%
TOTAL (INCLUDING CORPORATE)	16.7%	14.9%	18.0%	17.6%	16.9%	17.9%	16.6%	18.3%		17.6%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2011					FISCAL 2012
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS FROM CONTINUING OPERATIONS BEFORE SPECIAL ITEMS (1)
NET EARNINGS	$25,890	$7,929	$36,358	$41,382	$111,559	$37,174	$32,175	$34,401		$103,750
DISCONTINUED OPERATIONS, NET OF INCOME TAX	771	14,213	2,002	(4,049)	12,937	-	-	-		-
DEBT REFINANCING CHARGES, NET OF INCOME TAX	-	-	-	-	-	-	-	10,482		10,482
TOTAL	$26,661	$22,142	$38,360	$37,333	$124,496	$37,174	$32,175	$44,883		$114,232

DILUTED EARNINGS PER SHARE, FROM CONTINUING
OPERATIONS BEFORE SPECIAL ITEMS (1)
NET EARNINGS	$0.35	$0.11	$0.49	$0.55	$1.50	$0.50	$0.43	$0.45		$1.39
DISCONTINUED OPERATIONS, NET OF INCOME TAX	0.01	0.19	0.02	(0.05)	0.18	-	-	-		-
DEBT REFINANCING CHARGES, NET OF INCOME TAX	-	-	-	-	-	-	-	0.15		0.15
TOTAL	$0.36	$0.30	$0.51	$0.50	$1.68	$0.50	$0.43	$0.60		$1.54

EBITDA (2)
NET EARNINGS (GAAP MEASURE)	$25,890	$7,929	$36,358	$41,382	$111,559	$37,174	$32,175	$34,401		$103,750
FINANCING COSTS, NET	7,552	8,238	7,850	8,479	32,119	8,222	7,821	24,066		40,109
INCOME TAX EXPENSE	6,911	6,169	11,460	10,171	34,711	11,228	9,631	6,593		27,452
DEPRECIATION & AMORTIZATION	12,160	12,883	12,959	14,852	52,854	13,540	13,070	13,582		40,192
DISCONTINUED OPERATIONS, NET OF INCOME TAX	771	14,213	2,002	(4,049)	12,937	-	-	-		-
EBITDA (NON-GAAP MEASURE)	$53,284	$49,432	$70,629	$70,835	$244,180	$70,164	$62,697	$78,642		$211,503

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings from continuing operations and diluted earnings per share, excluding special items (discontinued operations and debt refinancing charges), represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization and discontinued operations. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer, 262-293-1562
Communications & Investor Relations Leader